FIFTH AMENDMENT TO AMENDED AND RESTATED

PRINCIPAL UNDERWRITER’S AGREEMENT

(SEPARATE ACCOUNT A)

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED PRINCIPAL UNDERWRITER’S AGREEMENT (this “Amendment”) is entered into by and between AMERICAN FIDELITY SECURITIES, INC. (“AFS”) and AMERICAN FIDELITY ASSURANCE COMPANY, on behalf of American Fidelity Separate Account A (“AFA”), to amend that certain Amended and Restated Principal Underwriter’s Agreement dated June 10, 2006, as amended June 10, 2009, and April 20, 2012, and June, 10, 2015, and June 10, 2018 between AFS and AFA (the “Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement. In the event of any inconsistency between the Agreement and this Amendment, the language of this Amendment shall control.

1. Paragraph 8 of the Agreement is hereby amended to provide that the Agreement shall continue and remain in force and effect until the earlier to occur of (i) June 10, 2024 or (ii) written termination by either party upon no less than sixty (60) days prior written notice to the other party.

2. As amended herein, the Agreement shall remain and continue in full force and effect.

Dated May 27, 2021.

AMERICAN FIDELITY SECURITIES, INC.

By:	/s/ Christopher T. Kenney
Christopher T. Kenney, President

AMERICAN FIDELITY ASSURANCE COMPANY

By:	/s/ John Cassil
John Cassil, Senior Vice President

AFA-Und1